Rule 424(b)(3)
                                                          File No. 33-36707


PROSPECTUS
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                                     [LOGO]
                             Fleet Financial Group

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                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
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    The Dividend Reinvestment and Stock Purchase Plan described herein (the
"Plan") provides the holders of Common Stock, par value $.01 per share, including the associated preferred share purchase rights ("Common Stock"), of Fleet Financial Group, Inc. (the "Company") a simple and convenient method, without brokerage commission or service charge, of investing cash dividends and optional cash payments in additional shares of Common Stock. Beginning January 1, 1996, the price of Common Stock purchased both with reinvested Common Stock dividends and with voluntary cash contributions will be at 100% of the market price. The Plan provides for a minimum optional cash contribution of $10 per remittance and a maximum of $10,000 per quarter. The Plan permits the Company to offer a discount for purchases of Common Stock with reinvested dividends and/or optional cash. As of the date of this Prospectus, no discounts are available under the Plan. The maximum and minimum contribution amounts are subject to change at any time at the Company's sole discretion.

    Shares of Common Stock will be purchased from the Company or in the open market. Except as otherwise provided herein, the market price for shares of Common Stock purchased from the Company will be the average of the daily high and low sales price(s) for the Common Stock as reported on the New York Stock Exchange--Composite Tape for the fifteen trading days on the New York Stock Exchange immediately preceding the Investment Date. The market price for shares purchased in the open market will be deemed to be the average price of all shares purchased for the Plan with the proceeds of the dividends and optional cash payments then being invested. Fleet National Bank (the "Bank"), a subsidiary of the Company, acts as agent for stockholders under the Plan, except for purchases of Common Stock purchased otherwise than directly from the Company.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                 The date of this Prospectus is January 5, 1996
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                          FLEET FINANCIAL GROUP, INC.

    The Company, a Rhode Island corporation, is the issuer of the Common Stock offered hereunder. The principal executive office of the Company is located at One Federal Street, Boston, Massachusetts 02211; telephone number (617) 292-2000.

                                 DESCRIPTION OF
               THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    The following is a question and answer statement of the provisions of the Dividend Reinvestment and Stock Purchase Plan (the "Plan") offered to holders of Common Stock of the Company.

PURPOSE

1. What is the purpose of the Plan?

    The primary purpose of the Plan is to provide (a) holders of shares of Common Stock with a simple and convenient method of investing cash dividends and optional cash payments in shares of Common Stock without payment of any brokerage commission or service charge, and (b) the Company with additional funds for general corporate purposes when the Company elects to sell shares of Common Stock to participants in the Plan. Those holders of the Company's Common Stock who do not wish to participate in the Plan will continue to receive dividends, when, as and if declared, by check or by such other method as the Company may determine.

    The Plan was approved by the Company's Board of Directors in May 1972 and has been amended from time to time thereafter. The most recent amendment to the Plan eliminated the 3% discount applicable to the purchase of Common Stock with reinvested cash dividends. Such amendment is effective with respect to purchases on and after January 1, 1996. The terms of the Plan, including the maximum and minimum optional cash payment amounts and any applicable discount rates, are subject to change at any time in the Company's sole discretion. A participant may obtain information concerning the Plan, including information regarding the establishment, if any, of a Threshold Price (as herein defined), applicable discount rates, maximum and minimum optional cash payment amounts, Investment Dates (as herein defined) and optional cash payment due dates, by telephoning the Company at any time at (401) 278-3395 (or such other telephone number as the Company may designate from time to time).

ADVANTAGES TO PARTICIPANTS

2. What are the advantages of the Plan to participants?

    Plan participants may elect by appropriate indication on an Authorization Form (i) to have regular quarterly cash dividends on shares of Common Stock held by them as of dividend record dates automatically reinvested, or (ii) provided a participant elects to have cash dividends reinvested, to invest monthly optional cash payments of not less than $10 per remittance nor more than $10,000 per quarter. The price of Common Stock purchased both with reinvested Common Stock dividends and with voluntary cash contributions will be at 100% of the market price. The maximum and minimum optional cash payment amounts and any applicable discount rates which may be offered under the Plan are subject to change at any time at the Company's sole discretion. The Company will use all reasonable efforts to notify participants of changes to, or termination of, the Plan, including changes with respect to the optional cash payment amounts and the introduction of any applicable discount rates.

    The Plan permits full investment by participants of their Common Stock dividends and optional cash payments since participants are not required to pay any commission or service charge in connection

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with purchases of Common Stock under the Plan, and the Plan permits fractions of shares, as well as full shares, to be credited to participants' accounts. Additionally, dividends in respect of such fractional shares, as well as full shares, are credited to participants' accounts and reinvested in additional shares or fractions of shares. Regular statements of each account provide participants with a record of each transaction.

ADMINISTRATION

3. Who administers the Plan for participants?

    The Bank, or such other bank or trust company as the Company may from time to time designate as agent for the participating stockholders, administers the Plan for participants, keeping records, sending statements of account to participants and performing other duties relating to the Plan. Shares of Common Stock purchased under the Plan are registered in the name of the Bank or one of its nominees as agent for participants in the Plan.

    In the event the Company advises the Bank, prior to an Investment Date, that it does not wish to sell shares of Common Stock to the Plan, Citizens Trust Company, Providence, Rhode Island ("Citizens"), or such other bank or trust company as may be selected by the Company, will act as agent to make purchases on the open market or in negotiated transactions on terms as to price, delivery and otherwise as it shall determine.

PARTICIPATION

4. Who is eligible to participate?

    You are an eligible holder of Common Stock ("Eligible Stockholder") and may therefore participate in the Plan if you qualify as either one of the following:
(a) you are a stockholder whose shares of Common Stock are registered on the stock transfer books of the Company in your name (a "Registered Owner") or (b) you are a stockholder who has beneficial ownership of shares of Common Stock that are registered in a name other than your own, such as in the name of a broker, a bank nominee or trustee (a "Beneficial Owner"). While a Registered Owner may participate in the Plan directly, a Beneficial Owner must either become a Registered Owner, by having such shares transferred into his or her own name, or must make arrangements with his or her broker, bank nominee or trustee to participate in the Plan on his or her behalf.

    However, you will not be eligible to participate in the Plan if you are not a resident of the United States and your dividends are subject to United States income tax withholding.

    Your right to participate in the Plan is not transferable apart from a transfer of your underlying Common Stock to another person.

    You or, if appropriate, your broker, bank nominee or trustee, should supply the Bank with your valid social security number or taxpayer identification number in order to be eligible to participate. See Question 5.

5. How does an Eligible Stockholder participate?

    A Registered Owner may join the Plan by completing (including your social security number or taxpayer identification number) and signing an Authorization Form and returning it to the Bank. Failure to supply a social security number or taxpayer identification number will result in backup withholding as required by law of payments due to a participant. Once enrolled in the Plan, participants will continue to be enrolled without further action on their part. Participants may change their investment options at any time by completing, signing and returning a new Authorization Form to the

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Bank. If a participant's shares are registered in more than one name (i.e., joint tenants, trustees, etc.), all Registered Owners must sign the Authorization Form exactly as their names appear on the account registration.

    Beneficial Owners who wish to participate in the Plan must instruct their broker, bank nominee or trustee to complete and sign the Authorization Form and return it to the Bank. In certain situations where a broker, bank nominee or trustee holds shares of a Beneficial Owner in the name of a major securities depository, a Broker and Nominee Form may also be required to participate in the Plan. See Question 12.

    Current participants in the Plan who own shares of Common Stock and who wish to continue the reinvestment of the cash dividends on such Common Stock or who wish to make optional cash deposits do not need to complete and return a new Authorization Form.

    Authorization Forms, Broker and Nominee Forms and additional copies of this Prospectus may be obtained by written request to Fleet National Bank, Stock Transfer Department, P.O. Box 366, Mail Code RIM00317, Providence, Rhode Island 02901.

6. When may an Eligible Stockholder join the Plan?

    An Eligible Stockholder may join the Plan at any time.

    Reinvestment of dividends commences, for any stockholder electing such option, with the first dividend paid after such stockholder joins the Plan, provided that an Authorization Form is received for such stockholder by the Bank at least five business days before the record date for such dividend. If any stockholder delivers an Authorization Form specifying reinvestment of dividends paid on such holder's shares of Common Stock to the Bank less than five business days before the record date established for payment of a particular dividend on the Common Stock, reinvestment will commence with the dividend payment date following the next such record date. Dividends declared on the Common Stock generally have been paid on the first day of January, April, July and October, and the record date for each such dividend generally has been the 3rd day of the month prior to such payment date.

    See Question 13 below for information concerning the investment of optional cash payments.

7. What does the Authorization Form provide as to dividends and optional cash payments?

    The Authorization Form directs the Company to pay to the Bank for the account of the participating stockholder of record all dividends on the shares registered in such stockholder's name as well as on the shares credited to the account under the Plan. It also appoints the Bank (or such other bank as the Company may from time to time designate) as agent for the stockholder and directs such agent to apply such dividends, and any optional cash payments the stockholder may make, to the purchase of shares of Common Stock in accordance with the terms and conditions of the Plan.

COSTS

8. Are there any expenses to participants in connection with participation under the Plan?

    There are no brokerage fees incurred by participants with respect to the purchase of shares from the Company inasmuch as no brokerage fees are incurred in connection with such purchases, and the Company pays all brokerage fees and other charges incurred in connection with other purchases. All other costs of administration of the Plan are paid by the Company.

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PURCHASES

9. How many shares does a participant purchase?

    The number of shares purchased depends on the amount of the participant's dividend, optional cash payments made by such participant, if any, and the effective purchase price of the Common Stock. Each participant's account is credited with the number of shares, including fractions computed to at least three decimal places, equal to the total amount invested by him divided by the applicable purchase price.

10. At what price and when will Common Stock be purchased under the Plan?

    (a) Shares Purchased from the Company. Except as described in Question 14, for shares purchased from the Company, the market price is the average of the daily high and low sales price(s) for the Common Stock as reported on the New York Stock Exchange--Composite Tape during the last 15 trading days of the month (the "Pricing Period"). If the Common Stock is not traded on the New York Stock Exchange or other markets included in the composite transactions on any of the trading days in the Pricing Period, the price for any nontraded day will be based on reported prices for the most recent preceding day on which the Common Stock was traded. Purchases for the account of holders of Common Stock will be made on or promptly following the first business day of the month occurring after the last day of the Pricing Period (the "Investment Date"). For purposes of the Plan, a "business day" shall mean a day other than a Saturday, a Sunday or a day which shall be in the City of New York, New York, or in the City of Providence, Rhode Island, a day on which banking institutions are authorized or obligated by law or executive order to close. Optional cash payments will be invested monthly as described in Question 13 below, and dividends will be invested on the Investment Date first occurring on or after the dividend payment date. Each participant's account will be credited with shares purchased under the Plan on the Investment Date as of which such shares are purchased. No interest will be paid on funds held by the Bank pending investment of dividends or optional cash payments.

    (b) Shares Acquired in the Market. If the Company does not elect to sell shares of Common Stock to the Plan on an Investment Date, Citizens shall purchase shares of Common Stock, as promptly as practicable on or after such Investment Date, on any securities exchange where such shares are traded, in the over-the-counter market or in negotiated transactions, on such terms as Citizens may determine. In such event the market price is deemed to be the average price of all shares purchased by it for participants in the Plan, with the proceeds of the cash dividend and/or optional cash payments being invested as of the particular Investment Date.

    (c) Applicable Discounts. The Plan currently does not provide for any discount on Common Stock purchased with reinvested dividends or voluntary cash distributions. From time to time the Board of Directors of the Company or its designee may approve discounts applicable to the purchase of Common Stock with cash dividends and/or optional cash pursuant to the Plan.

OPTIONAL CASH PAYMENTS

11. Who is eligible to make optional cash payments?

    Only Eligible Stockholders who have elected to participate in the Plan by reinvesting cash dividends on Common Stock held by such person may make, or authorize the making of, an optional cash payment for the purchase of shares of the Company's Common Stock.

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12. How are optional cash payments made?

    All Registered Owners of the Company's Common Stock except for brokers, banks and other nominees (for which the manner to participate is discussed below) who have submitted a signed Authorization Form may make optional cash payments at any time. A broker, bank nominee or trustee, as holder on behalf of a Beneficial Owner, may also utilize the Authorization Form for optional cash payments, unless it holds the shares in the name of a major securities depository.

    Except in those cases where a B & N form is required (as discussed below), an optional cash payment may be made by an Eligible Stockholder when enrolling in the Plan by enclosing a check or money order with the Authorization Form. Checks or money orders should be made payable to the Bank and returned along with the Authorization Form in the envelope provided. Once enrolled in the Plan, a participant may continue to make optional cash contributions at any time by forwarding his or her payment to the Bank, accompanied by the tear-off portion, properly completed and signed, of a statement of account previously sent to the participant, as described in Question 15.

    In the event a broker, bank nominee or trustee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made on the Broker and Nominee Form (the "B & N Form").

    The B & N Form provides the sole means whereby a broker, bank nominee or trustee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. In such case, the broker, bank nominee or trustee must use the B & N form for transmitting optional cash payments on behalf of the Beneficial Owner. A B & N Form must be delivered to the Bank each time that such broker, bank nominee or trustee transmits optional cash payments on behalf of a Beneficial Owner. B & N Forms will be furnished at any time upon written request to the Bank at the address specified in Question 5.

13. When will optional cash payments received by the Bank be invested?

    The Bank will apply any optional cash payment received on or before the business day immediately preceding a Pricing Period to the purchase of shares of Common Stock for the account of such participant. Any optional cash payment received on or after the first day of a Pricing Period will be applied to the purchase of shares of Common Stock on the Investment Date following the next Pricing Period. An optional cash payment made by check or other draft will not be applied to the purchase of shares of Common Stock on an Investment Date unless such check or draft has cleared prior to such Investment Date. Under no circumstances will interest be paid on optional cash payments. THEREFORE, ALTHOUGH OPTIONAL CASH PAYMENTS MAY BE MADE AT ANY TIME, PARTICIPANTS ARE STRONGLY URGED TO TRANSMIT THEIR OPTIONAL CASH PAYMENTS SO AS TO ASSURE THAT THE BANK HAS RECEIVED SUCH PAYMENTS ON, OR AS LATE AS POSSIBLE BUT NO LATER THAN, THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE PRICING PERIOD.

14. What are the limits on optional cash payments?

    Optional cash payments by a participant must be at least $10, but cannot exceed $10,000 per quarter. The same amount of money need not be sent each quarter, and there is no obligation to make an optional cash payment each quarter.

    Optional cash payments of less than $10 and any optional cash payment which exceeds the allowable quarterly maximum amount will be returned to the participant without interest. The maximum and minimum limitations on the amounts of optional cash payments described above are subject to change at any time at the Company's sole discretion.

    For purposes of these limitations, in the Company's sole discretion all optional cash payments for holders with more than one account using the same social security number or taxpayer identification

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number may be aggregated. The Company reserves the right to decide that future participation in the Plan is dependent upon past compliance with these optional cash payment terms.

    For purposes of these limitations, all Plan accounts which the Company, in its sole judgment, believes to be under common control or management or to have common ultimate beneficial ownership will be aggregated. If the Company determines that such accounts will be aggregated, unless the Company has also determined that investments of optional cash payments for such accounts would be consistent with the purposes of the Plan, the Company will have the right to return within 30 days of receipt any optional cash payments in excess of $10,000 received in respect of such accounts for any quarter.

    The Company may establish other or additional requirements that apply to participation in the Plan by brokers, banks and others acting in a representative capacity on behalf of holders of shares of Common Stock.

    Notwithstanding anything contained herein to the contrary, the Company may establish for any Pricing Period a minimum price (before deducting any discount) for the investment of optional cash payments (the "Threshold Price"). The Company, in its sole discretion after a review of current market conditions and other factors, will determine at least five business days prior to each Pricing Period whether to establish a Threshold Price and, if a Threshold Price is established, its amount. A participant may obtain information as to whether a Threshold Price has been established for any Pricing Period and, if so, as to its amount by telephoning the Company at any time at (401) 278-3395 (or such other telephone number as the Company may designate from time to time), as set forth on a participant's statement of account. See Question 15.

    The Threshold Price, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Company's Common Stock on the New York Stock Exchange-Composite Tape for a trading day of the Pricing Period (a "Daily Market Price") must equal or exceed. If a Daily Market Price is less than the Threshold Price, such Daily Market Price will be excluded from the Pricing Period for purposes of determining the market price applicable to the investment of optional cash payments (but not to the reinvestment of dividends), except as set forth below.

    If the Threshold Price is greater than each Daily Market Price during a Pricing Period for a particular Investment Date, prior to 5:00 p.m. on the last business day prior to such Investment Date, the Company shall have the right to determine, in its sole discretion, whether the optional cash payments in excess of $500 in the aggregate per participant or beneficial owner will be invested at the market price on such Investment Date. If the Company determines that such payments are not to be so invested, such payments will be returned to the participants as promptly as practicable following the Investment Date, without interest.

    A participant may call the Company at the telephone number listed above to ascertain the market price and if optional cash payments in excess of $500 are to be invested on the Investment Date. The foregoing Threshold Price concept and return procedure apply only to original issue shares and optional cash payments in excess of $500 in the aggregate per participant or beneficial owner.

REPORTS TO PARTICIPANTS

15. What kind of reports are sent to participants in the Plan?

    Each participant in the Plan receives a statement of account as promptly as practicable after each purchase for the participant's account. These statements are a participant's continuing record of the dates and cost of purchases and should be retained for income tax purposes. In addition, each participant as a stockholder receives periodic communications made available to stockholders.

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DIVIDENDS

16. Are participants credited with dividends on shares held in their account under the Plan?

    As the record holder of the Common Stock in the Plan, the Bank, as agent for the participants, receives dividends for all shares of Common Stock held in the Plan on the applicable record date, regardless of whether such shares were purchased directly or with reinvested dividends. It credits such dividends to participants on the basis of full and fractional shares held in their accounts. All dividends will be reinvested in Common Stock at 100% of the market price. In its sole discretion, the Company may determine from time to time whether any dividend reinvestment discount shall apply and shall notify participants of any such discount.

CERTIFICATES FOR SHARES

17. Are stock certificates issued for shares of Common Stock purchased?

    Certificates for Common Stock purchased under the Plan are not generally issued to participants. The number of shares credited to an account under the Plan is shown on the participant's statement of account. Except as indicated below, a participant may receive certificates for full shares accumulated in his account under the Plan at any time by sending a written request to the Bank. When certificates are issued to the participant, future dividends on those shares are treated in accordance with the participant's instructions as indicated on the Authorization Form. If certificates for less than all of the shares in a participant's account are issued, any remaining full shares and fractional shares are reflected in the participant's account and the participant remains enrolled in the Plan until the participant terminates his participation. Any participant whose account in the Plan is reduced to zero as a result of the withdrawal or sale of shares and who is not reinvesting dividends from any shares owned by him is deemed to have withdrawn from the Plan.

    Generally, requests for issuance of certificates for shares of Common Stock will be processed as promptly as practicable. However, requests received by the Bank during the period commencing after a record date and ending on the ensuing dividend payment date will not be effective until dividends for such record date have been invested and the shares have been allocated to the account of the respective participant.

    A participant's rights under the Plan and shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in his name.

    Certificates for fractional shares are not issued under any circumstance.

18. In whose name are accounts maintained and certificates registered when issued?

    Accounts in the Plan are maintained in the names in which the certificates of participants were registered at the time they entered the Plan. Consequently, certificates for whole shares are similarly registered when issued.

WITHDRAWAL FROM THE PLAN

19. When and how may a participant withdraw from the Plan?

    A participant may withdraw from the Plan by giving written notice to the Bank that he or she wishes to withdraw. When a participant withdraws from the Plan (or upon termination of the Plan by the Company) certificates for whole shares in his account under the Plan are issued and a cash payment is made for any fraction of a share in such account.

    If the request to withdraw is received by the Bank on or before the record date for a dividend, the withdrawal is duly processed and such dividend is not reinvested on the next dividend payment date. Any notice of termination received during the period after a dividend record date and ending on the

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ensuing dividend payment date is not effective until dividends for such record date have been invested and the shares have been allocated to the account of the respective participant. After such dividends are invested and allocated to the participants' accounts, withdrawals received during such period will be processed. Allocations may take up to two weeks after dividend payment. Neither the Bank nor the Company is responsible for losses during such periods.

20. May a participant terminate the reinvestment of dividends on shares held in his name and still remain in the Plan?

    Yes. A participant who terminates the reinvestment of dividends paid on shares registered in his name may leave in the Plan the shares previously purchased for his or her account in the Plan. Dividends paid on the shares left in the Plan continue to be reinvested automatically for his or her account. However, the participant may not invest optional cash payments in shares of Common Stock pursuant to the Plan once the participant terminates the reinvestment of dividends paid on shares registered in his name. See Question 11.

OTHER INFORMATION

21. What happens when a participant sells or transfers all of the shares registered in his name?

    If a participant disposes of all the shares of Common Stock registered in his name, the Bank, until it is otherwise notified, continues to reinvest the dividends on the shares of Common Stock in the participant's account in the Plan. However, the participant may not invest optional cash payments in shares of Common Stock pursuant to the Plan once the participant ceases to be a holder of Common Stock.

22. If the Company issues rights to purchase securities to the holders of Common Stock, how will the rights on Plan shares be handled?

    In the event that the Company makes available to the holders of its Common Stock rights to purchase additional shares of Common Stock or any other securities, the Bank will sell such rights (if such rights are saleable and detachable from the Common Stock) accruing to shares of Common Stock held by the Bank for participants and invest the proceeds in additional shares of Common Stock on the next dividend payment date for the Common Stock. In the event such rights are not saleable and detachable, the Plan will hold such rights for the benefit of participants. A participant who wishes to receive directly any such rights may do so by sending to the Bank, at least two weeks prior to the rights offering record date, a written request that certificates for shares in his account be sent to him.

    Each share of Common Stock currently outstanding and issued after the date hereof is issued with a preferred share purchase right (a "Right"). The Rights are not represented by separate certificates and are not exercisable or transferable apart from the Common Stock until certain events occur. The Rights are described in the Company's Registration Statement on Form 8-A dated November 29,1990, as amended, which is incorporated by reference herein.

23. What happens if the Company issues a stock dividend or declares a stock split?

    Any shares representing stock dividends (payable in Common Stock) or stock splits distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan will be added to the participant's account. Shares representing stock dividends payable other than in Common Stock or stock splits distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan shall be paid to the Bank, which shall distribute the shares in accordance with the interests in the Plan. Shares representing stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to such participant in the same manner as to stockholders who are not participating in the Plan.

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24. How are a participant's shares held under the Plan to be voted at meetings of stockholders?

    Full shares of Common Stock credited to the account of a participant under the Plan are voted by the Bank as record holder in accordance with instructions of the participant given to the Bank on an instruction form or proxy furnished to the participant. If the participant desires to vote in person at a meeting, a proxy to vote the number of full shares credited to his account under the Plan may be obtained upon written request received by the Bank at least 15 days before the meeting.

25. What are the Federal income tax consequences of participation in the Plan?

    In the case of reinvested dividends, the participant must include in gross income a dividend equal to the fair market value of the shares purchased, determined using the average market price per share, as described in Question 10, applicable to the Pricing Period for which the shares are purchased. The participant's basis in those shares will also equal the fair market value of the shares.

    In the case of shares purchased with optional cash payments, the participant's basis in the shares acquired will be the amount of such optional cash payment. In the event the Company offers in the future a discount for purchases of Common Stock with optional cash, the excess of the fair market value of the shares purchased, determined as described in the preceding paragraph, over the actual optional cash payment constitutes a dividend to the participant in the year the shares are purchased. In such case, the participant's basis in the shares acquired with optional cash payments will be the optional cash payment plus the excess of the fair market value of the shares purchased over the optional cash payment.

    A participant's holding period for shares acquired pursuant to the Plan with reinvested dividends or optional cash payments will begin on the day following the Investment Date.

    The foregoing discussion regarding dividend income is based on the assumption that shares are purchased directly from the Company. If the shares are purchased in the open market the tax consequences outlined above will generally be the same. However, the market price will be deemed to be the average price of all shares purchased in the open market for participants in the Plan. In addition, the payment of brokerage commissions by the Company in connection with open market purchases will be treated as additional dividend income to the participants in the Plan.

    A participant will not realize any taxable income when he receives a certificate for whole shares credited to his account, either upon his request for certain of those shares or upon withdrawal from, or termination of, the Plan.

    A participant will realize gain or loss when shares are sold or exchanged after withdrawal from, or termination of, the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his account. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

    If the Internal Revenue Service informs the Company that the participant has filed an incorrect social security number or that the participant is subject to backup withholding, the Company must withhold 31% of all dividends. With regard to accounts established after December 31, 1983, the Company will also be required to impose the 31% backup withholding if the participant fails to provide his correct social security number under penalties of perjury. Pursuant to applicable Temporary Regulations, these backup withholding rules apply to dividends reinvested under the Plan.

    All participants are urged to consult their own tax advisors to determine the particular tax consequences which may result from their participation in the Plan and the subsequent disposal by them of shares purchased pursuant to the Plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. Stockholders who are not residents of the United States and whose dividends are subject to United States income tax withholding are not eligible to participate in the Plan.

26. What is the responsibility of the Company, the Bank and Citizens under the Plan?

    The Company and the Bank in administering the Plan are not liable for any act done in good faith or as required by applicable securities laws or for their good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death. The Company, the Bank and Citizens are not liable with respect to the prices at which shares are purchased for the participant's account and the time when such purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or any loss resulting from price fluctuation when items are in process or are delayed because of untimely receipt.

27. May the Plan be changed or discontinued?

    The Plan may be amended, suspended, modified or terminated at any time without the approval of the participants. In such a case, the Company will use all reasonable efforts to notify participants of such amendment, suspension, modification or termination. A question of interpretation arising with respect to the Plan will be determined by the Company and its determination will be final and binding upon all participants. The Company reserves the right to terminate the participation of any participant at any time for the reasons set forth in this Prospectus or for any other reason.

28. Who bears the risk of market price fluctuations in the Common Stock?

    A participant's investment in shares acquired under the Plan is no different from investment in directly-held shares in this regard. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by him in the Plan or otherwise. A participant should note that the timing of distributions and processing thereof may affect the availability of the shares to the participant for resale.


RESALE RESTRICTIONS

29. Are employees restricted in any way from reselling common stock acquired under the Plan?

    Some employees are so restricted. Employees who are "affiliates" of the Company, as that term is defined in Rule 405 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), may not publicly reoffer shares acquired under the Plan except pursuant to Rule 144 of the Commission or pursuant to an effective Registration Statement. Rule 405 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or under common control with the Company. Directors and certain officers of the Company may be "affiliates" of the Company under this definition. The Company has no present intention of filing a Registration Statement which would permit the Company "affiliates" to reoffer Common Stock acquired under the Plan.

    Employees who are not affiliates of the Company are free to sell at any time the Common Stock acquired under the Plan.

    Directors and certain executive officers of the Company participating in the Plan are subject to the reporting obligations of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to purchases of the Common Stock made under the Plan with optional cash payments. While such directors and officers are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of the Common Stock made under the Plan with reinvested dividends, such purchases must be disclosed on reports filed pursuant to Section 16(a) of the Exchange Act.

                                USE OF PROCEEDS

    The Company intends to use proceeds from the sale of its Common Stock for general corporate purposes, including investments in, or extensions of credit to, its subsidiaries.

                                  COMMON STOCK

    Holders of the Common Stock of the Company are entitled to share equally, share for share, in dividends payable in cash, stock or other property, when, as and if declared by its Board of Directors. In the event of any liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to receive, on a share for share basis, any assets or funds of the Company which are distributable to its holders of Common Stock upon such events. Holders of the Common Stock are entitled to one vote for each share held on all matters voted upon by stockholders. Holders of Common Stock are not entitled to preemptive rights or to cumulative voting rights. The shares of Common Stock issued or to be issued upon receipt of payment therefor by the Company in accordance with the terms set forth in the Plan will be validly issued, fully paid and non-assessable.

    The Company is a legal entity separate and distinct from its subsidiaries. There are various limitations on the extent to which banking subsidiaries of the Company can finance or otherwise transfer funds to the Company or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. In addition, there are regulatory limitations on the payment of dividends directly or indirectly to the Company from its banking subsidiaries. Various agencies have discretionary authority to further limit payments of dividends under certain circumstances. The right of the Company to participate in any distribution of the assets or earnings of any subsidiary is also subject to the prior claims of creditors of such subsidiary, except to the extent to which claims of the Company as a creditor may be recognized.

                               COMMON STOCK PRICE

    On January 3, 1996, the last reported sale price of the Company's Common Stock on the New York Stock Exchange--Composite Transactions was $42.50. The Common Stock is listed on the New York Stock Exchange.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning the Company can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange. Reports, proxy material and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act, which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission by the Company are incorporated in this Prospectus by reference:

        1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended by a Form 10-K/A dated April 28, 1995.

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

        3. Current Reports on Form 8-K dated January 18, 1995, January 27, 1995, February 20, 1995, February 21, 1995, April 13, 1995, May 11, 1995, May 17,
    1995, June 21, 1995, August 11, 1995, August 23, 1995, October 18, 1995,
    October 26, 1995, November 15, 1995, November 30, 1995 and December 19,
    1995.

        4. The description of the Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to the Company) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description.

        5. The description of the Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A dated November 29, 1990, and any amendment or report filed for the purpose of updating such description.

    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents filed with the Commission by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE MAILED TO INVESTOR RELATIONS DEPARTMENT, FLEET FINANCIAL GROUP, INC., ONE FEDERAL STREET, BOSTON, MASSACHUSETTS 02211. TELEPHONE REQUESTS MAY BE DIRECTED TO (617) 292-2000.

                                 LEGAL OPINION

    The validity of the shares of Common Stock offered hereby was passed upon for the Company by Edwards & Angell, One Hospital Trust Plaza, Providence, Rhode Island 02903. V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank; Fleet Bank, National Association; and Fleet Bank of Massachusetts, National Association, Fleet National Bank of Massachusetts, and Fleet National Bank of Connecticut, each a wholly-owned subsidiary of the Company, and beneficially owns a 4,052 shares of Common Stock.

                                    EXPERTS

    The consolidated financial statements of the Company appearing in the Company's 1994 Annual Report to Stockholders and incorporated by reference in the Company's 1994 Annual Report on Form 10-K for the year ended December 31, 1994 (as amended by a Form 10-K/A dated April 28, 1995), incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements refers to a change in the method of accounting for investments.

    The consolidated financial statements of Shawmut incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated April 13, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                INDEMNIFICATION

    The Company's By-Laws provide for indemnification to the extent permitted by
Section 7-1.1-4.1 of the Rhode Island Business Corporation Law. Such section, as adopted by the By-Laws, requires the Company to indemnify directors, officers, employees or agents against judgments, fines, reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding to which such director, officer, employee or agent or his legal representative may be a party (or for testifying when not a party) by reason of his being a director, officer, employee or agent, provided that such director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) if he was acting in his official capacity that his conduct was in the Company's best interests, and (b) in all other cases that his conduct was at least not opposed to its best interests, and (c)in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company's By-Laws provide that such rights to indemnification are contract rights and that the expenses incurred by an indemnified person shall be paid in advance of a final disposition of any proceeding; provided, however, that if required under applicable law, such person delivers a written affirmation that he has met the standards of care required under such provisions to be entitled to indemnification. With respect to possible indemnification of directors, officers and controlling persons of the Company for liabilities arising under the Securities Act pursuant to such provisions, the Company is aware that the Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 CORRESPONDENCE

    All correspondence concerning the Plan should be addressed to:

                             FLEET NATIONAL BANK
                             STOCK TRANSFER DEPARTMENT
                             P.O. BOX 366
                             MAIL CODE RIM00317
                             PROVIDENCE, RI 02901

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-------------------------------------    ---------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON
HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS IN CONNECTION WITH
THE OFFER MADE BY THIS PROSPECTUS
AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY. NEITHER THE                    [LOGO]
DELIVERY OF THIS PROSPECTUS NOR ANY                Fleet Financial Group
SALE MADE HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE AN IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OR SOLICITATION
BY ANYONE IN ANY JURISDICTION IN
WHICH SUCH OFFER OR SOLICITATION IS
NOT AUTHORIZED OR IN WHICH THE PERSON
MAKING SUCH OFFER OR SOLICITATION IS
NOT QUALIFIED TO DO SO OR TO ANYONE
TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION.

        -------------------

        TABLE OF CONTENTS
                                  PAGE
                                  ----
Fleet Financial Group, Inc.......   2
Description of the Dividend
  Reinvestment and Stock Purchase
    Plan.........................   2
  Purpose........................   2
  Advantages to Participants.....   2
  Administration.................   3
  Participation..................   3
  Costs..........................   4
  Purchases......................   5
  Optional Cash Payments.........   5
  Reports to Participants........   7
  Dividends......................   8
  Certificates for Shares........   8
  Withdrawal from the Plan.......   8
  Other Information..............   9              DIVIDEND REINVESTMENT
  Resale Restrictions............  11                       AND
Use of Proceeds..................  12               STOCK PURCHASE PLAN
Common Stock.....................  12
Common Stock Price...............  12
Available Information............  12
Incorporation of Certain Documents
  by Reference...................  13
Legal Opinion....................  13
Experts..........................  14
Indemnification..................  14
Correspondence...................  14


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